MEMORANDUM OF UNDERSTANDING

This binding Memorandum of Understanding (“MOU”) dated March 19, 2014 between Protea Biosciences Group, Inc., a Delaware corporation with offices at 955 Hartman Run Road, Morgantown, West Virginia (the “Parent”), Protea Biosciences, Inc., a Delaware corporation (“Protea Sub”), and ProteaBio Europe SAS, organized under the laws of France with offices at 290 chemin de Saint Dionisy-Jardin des Entreprises, 30980 Langlade, France (the “Subsidiary” and, together with the Parent and Protea Sub, the “Seller”), on the one hand, and BioPharma d’Azur, Inc., a Delaware corporation with offices at 1410 Broadway, 23rd Fl., New York, NY 10018 (the “Buyer” or “BioPharma”, together with the Parent and the Subsidiary, the “Parties”), on the other hand, sets forth certain understandings, rights and obligations of the Seller and the Buyer with respect to the proposed sale of substantially all of the assets of the Subsidiary (the “Assets”) to the Buyer (the “Acquisition”).

1. The Option

(a) Within 45 days from the date of this MOU (the “MOU Termination Date”), the Parties will enter into an exclusive option agreement in substantially the form attached hereto as Appendix A, with such changes and modifications as the parties may agree to (the “Option Agreement”) pursuant to which the Seller will grant the Buyer a 90-day option to acquire the Assets on the terms set forth in this MOU in exchange for the payment by the Buyer to the Seller of a non-refundable amount equal to U.S. $300,000 (the “Option Fee”).

(b) Upon the execution of the Option Agreement and the payment of the Option Fee to the Seller, the Parties shall agree to prepare definitive documents, including an asset purchase agreement (the “APA”), to effect the transfer of the Assets to the Buyer.

(c) The exercise of the Option and the consummation of the Acquisition in accordance with the terms of the definitive APA will be conditioned upon the Buyer providing evidence to the Seller that it has raised gross proceeds from an equity financing of not less than $300,000 (the “First Funding Amount”), excluding the Option Fee. Upon the consummation of the Acquisition pursuant to the definitive APA, the Buyer shall deliver to the Parent payment equal to the First Funding Amount.

(d) In the event the Option Agreement is terminated or expires in accordance with the terms of the Option Agreement, as a result of Buyer’s determination not to exercise the Option, or otherwise, the Parent agrees that it will issue to the Buyer, or its designees, such number of shares of the Parent’s common stock that is equal to the Option Fee divided by the greater of (i) $0.55 and (ii) the twenty (20) day volume weighted average price of the Parent’s shares of common stock as reported by Bloomberg L.P., if applicable (the “Conversion Price”). The Conversion Price shall be subject to appropriate and proportionate adjustment for adjustment for stock dividends payable in shares of, forward or reverse stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to the common stock.

2. Terms of the Acquisition

(a) The Assets will consist of all of the product rights, intellectual property, know how, materials, data, facilities and personnel relating to the pharmaceutical research and development projects and activities conducted by or through the Subsidiary which shall be specifically set forth on a schedule to the APA and will include an assignment of the Seller’s rights, title and interest in and to the Amended and Restated Joint Research Agreement, by and among the Parent, the Subsidiary and Laboratories Mayoly Spindler SAS, dated March 22, 2010, as amended (the “Mayoly Agreement”). The Buyer will acquire the Assets in exchange for the issuance to the Parent of shares of convertible preferred stock of the Buyer (the “Preferred Shares”). The Preferred Shares will automatically convert at a ratio (the “Conversion Ratio”) that shall result in the Parent owning no less than thirty-three percent (33%) of the issued and outstanding shares of common stock of the Buyer on a fully diluted basis (assuming conversion of the Preferred Shares and subject to any adjustment as provided below) (the “Conversion Shares”) upon the consummation of a transaction that results in BioPharma becoming either a public reporting company that files (voluntarily or otherwise) reports with the Securities and Exchange Commission pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (whether by means of an initial public offering, reverse merger, self-registration or otherwise) or a public trading company that is quoted or listed on any U.S. securities exchange or quotation service (“Public Event”); provided, that prior to the Public Event the Buyer shall have raised in an equity financing (“Subsequent Financing”) no less than an aggregate of $6,000,000 (“Subsequent Financing Amount”) at a pre-money valuation greater than $12,000,000. For a period beginning upon the closing of the Acquisition until the closing of the Subsequent Financing, in the event that BioPharma issues or sells any shares of common stock, or other securities of BioPharma that are convertible, exercisable or otherwise exchangeable for shares of BioPharma common stock at a price per share that is determined by a pre-money valuation of less than $12,000,000, the Conversion Ratio of the Preferred Shares shall be adjusted on a full ratchet basis. Following the Subsequent Financing, upon any subsequent issuance of BioPharma common stock the number of shares of common stock into which the Preferred Shares shall be converted, will be adjusted on a pro-rata basis together with all other holders of BioPharma common stock.

(b) In the event the Buyer has not provided evidence to the Seller that it has raised gross proceeds from an equity financing of at least $2,000,000 (the “Funding Threshold Amount”) on or before the six month anniversary of the closing of the Acquisition, the Assets, together with any funds the Buyer has raised in such equity financing and any subsequent financing, will revert to the Seller and the Preferred Shares will be forfeited by the Parent to the Buyer (the “Forfeiture Date”). In such event, the Parent will issue to the Buyer shares of its common stock at the Conversion Price for the total dollar amount raised through the Forfeiture Date, including the Option Fee and First Funding Amount. Upon satisfaction of the Funding Threshold Amount, all rights of the Seller to the Assets will terminate.

(c) Prior to conversion or forfeiture, the Preferred Shares will vote together with the Buyer’s common stock on all matters to be voted on by shareholders and will represent thirty-three percent (33%) of the outstanding voting stock of BioPharma, except as may be adjusted as set forth in Section 2(b) herein. The Preferred Shares will have no other preferences over the common stock.

(d) Upon the sale or transfer of the Assets by the Buyer, whether in connection with a sale of assets, merger, or other business combination, at any time following the consummation of the Acquisition, the Parent will be entitled to ten percent (10%) of the aggregate net proceeds received by the Buyer in connection with such sale.

(e) Upon the closing of the Acquisition, the Parent will be entitled to the following royalty and milestone payments from the Buyer:

(i) $2,000,000 payable upon receipt of the first FDA approval;
(ii) 2.5% of annual net sales up to $100,000,000; and
(iii) 1.5% of annual net sales in excess of $100,000,000.

(f) So long as the Parent owns at least twenty percent (20%) of the outstanding shares of common stock of the Buyer (assuming conversion of the Preferred Shares), the Parent will have a right to designate one member of the Buyer’s board of directors.

(g) The Seller will be granted customary piggy-back registration rights covering the shares of common stock issuable upon conversion of the Preferred Shares exercisable by the Seller any time following the Public Event, subject to standard underwriter and SEC cutbacks.

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3. Representations and Other Matters

(a) Following execution of this MOU, the Seller will allow the Buyer to conduct such due diligence relating to the Assets as the Buyer deems necessary or desirable in order to effectuate the transactions contemplated hereby.

(b) The Seller represents that the Mayoly Agreement is in full force and effect and that the Seller is not in breach or violation of the terms of agreement, other than those which have been waived.

(c) On or prior to the closing of the Acquisition in accordance with the APA, BioPharma shall have entered into an employment agreement with a person mutually agreed to by the parties to serve as the Buyer’s Chief Executive Officer.

(d) The Buyer will adopt a stock incentive plan covering 10% of its outstanding equity and will provide for option grants to members of management in amounts to be mutually agreed upon by the Parties.

(e) The Buyer agrees to use its best commercial efforts to raise $3,000,000 of gross proceeds in excess of the Funding Threshold Amount on or prior to the first anniversary of the exercise of the Option. The Parent will use commercially reasonable efforts to assist in such capital raising efforts if requested by the Buyer.

(f) The Parent will provide accounting and administrative support as reasonably requested by the Buyer until the earlier of the (A) the one year anniversary of the closing of the Acquisition pursuant to the APA or (B) the Forfeiture Date.

(g) Upon the closing of the Acquisition, the Parties shall have received all board and shareholder approvals and other consents necessary to consummate the Acquisition, including the assignment of the Mayoly Agreement.

4. General Provisions

(a) This MOU shall terminate and the parties shall have no further rights or obligations hereunder upon the first to occur of any of the following events: (i) Buyer shall provide the Seller with written notice of its election to terminate this Agreement; (ii) at the election of either party, if the other party has (A) breached any of its representations, warranties or covenants contained herein or (B) failed to perform any of its material obligations hereunder and has not cured such breach or failure within twenty (20) days after written notice by the other party thereof; (iii) the MOU Termination Date or the (iv) the execution of the Option Agreement.

(b) This MOU may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Delivery by fax or electronic image of an executed counterpart of a signature page to the MOU shall be effective as delivery of an original executed counterpart of this MOU.

(c) In the event that any one or more of the provisions of this MOU shall be held invalid, illegal or unenforceable in any respect, or the validity, legality and enforceability of any one or more of the provisions contained herein shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing such provision so as to be enforceable to the maximum extent compatible with applicable law.

(d) This MOU and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in this MOU; and (iii) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force of effect. The MOU and its rights and obligations hereunder may not be assigned without the explicit prior written consent of the other Party, which may be withheld for any reason or no reason.

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(e) This MOU shall be governed by and construed in accordance with the laws of the State of New York, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the federal court for the Southern District of New York and the New York State Supreme Court located in New York County, New York, in connection with any matter based upon or arising out of this MOU or the matters contemplated herein, and also agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

[signature page follows]

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The parties have executed this MOU as of the date first above written.

PROTEA BIOSCIENCES GROUP, INC.

By:	/s/ Stephen Turner
Stephen Turner, Chief Executive Officer

PROTEA BIOSCIENCES, INC.

By:	/s/ Stephen Turner
Stephen Turner, Chief Executive Officer

PROTEABIO EUROPE SAS

By:	/s/ Daniel Dupret
Daniel Dupret, President

BIOPHARMA D’AZUR, INC.

By:	/s/ Matthew Balk
Matthew Balk, President

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Appendix A

Form of Option Agreement

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